Exhibit 10(b)

Description of Changes to

Non-Employee Director Compensation and Stock Ownership Guidelines

Effective January 1, 2011

Effective January 1, 2011, the annual retainer fee for service on the Board of Directors of Alcoa Inc. (Alcoa) by non-employee directors will be increased from $192,500 to $210,000 and the stock ownership guidelines for directors will be increased to $350,000 (previously 10,000 shares). The retainer fee was last increased January 1, 2007. Under the new stock ownership guidelines, each director is required to invest 50% of his or her retainer fee in Alcoa common stock, or defer 50% of the retainer fee into the Alcoa stock fund under the Alcoa 2005 Deferred Fee Plan for Directors, until the value of the director’s investment in Alcoa stock reaches $350,000. The $350,000 stock ownership level must be retained until the director retires from the Board of Directors. On the first Monday in December of each year, the value of each director’s investment in Alcoa stock will be determined and each director will be advised whether he or she is required to invest or defer 50% of the retainer fee into an investment in Alcoa common stock for the coming year.